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Exhibit 99.4

         To Our Clients:

        We are sending this letter because we hold shares of UnitedGlobalCom, Inc. Class A common stock ("Class A Common Stock") for you. The Class A Common Stock is traded on the Nasdaq National Market under the symbol "UCOMA". UnitedGlobalCom, Inc. has distributed to its stockholders transferable subscription rights to purchase its Class A Common Stock, as described in the enclosed prospectus.

        We have enclosed your copy of the following documents:

  1.
  The prospectus; and

  2.
  A beneficial owner election form.

        We urge you to read these documents carefully before instructing us to exercise, sell or otherwise transfer your rights to acquire Class A Common Stock. WE WILL ACT ON YOUR BEHALF ACCORDING TO YOUR INSTRUCTIONS.

        Please note that if you are outside the United States, no offer or invitation to exercise rights and purchase shares is being made to you by UnitedGlobalCom, Inc., and you must not attempt to exercise or transfer any rights. However, you may exercise or transfer your rights if, on or prior to Friday, January 30, 2004, you provide evidence satisfactory to UnitedGlobalCom, Inc., such as a legal opinion from local counsel, that it is otherwise lawful for you to receive and exercise rights.

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  Exhibit 99.4